As filed with the Securities and Exchange Commission on November 21, 2005	Registration No. 333-127726

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Advanced Cell Technology, Inc.

(Exact name of registrant as specified in charter)

DELAWARE	87-0656515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

381 Plantation St.
Worcester, MA 06515

 (Address, including zip code, of Principal Executive Offices)

Advanced Cell Technology, Inc. 2004 Stock Option Plan
Advanced Cell Technology, Inc. 2004 Stock Option Plan II
A.C.T. Holdings, Inc. 2005 Stock Incentive Plan

(Full title of the plan)

Jonathan F. Atzen

Senior Vice President and General Counsel

Advanced Cell Technology, Inc.

381 Plantation St.

Worcester, MA 06515

Tel. No. (508) 756-1212

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Christopher E. Howard, Esq.

Pierce Atwood

One Monument Square

Portland, Maine 04101

Tel. No. (207) 791-1335

Pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “1933 Act”), Advanced Cell Technology, Inc., a Delaware corporation, as successor to Advanced Cell Technology, Inc., a Nevada corporation, hereby adopts the above-referenced Registration Statement on Form S-8 for all purposes under the 1933 Act and the Securities Exchange Act of 1934, as amended.  This Post-Effective Amendment No. 1 to the Registration Statement shall hereafter become effective in accordance with Rule 462 promulgated under the 1933 Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to Registration Statement on Form S-8 (Registration No. 333-127726) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “1933 Act”), by Advanced Cell Technology, Inc., a Delaware corporation, which is the successor to Advanced Cell Technology, Inc., a Nevada corporation, following a statutory merger effective on November 18, 2005 for the purpose of changing the state of incorporation of the company.  The merger was approved by the shareholders of the Nevada corporation at a meeting for which proxies were solicited pursuant to Rule 14(a) of the Securities Exchange Act of 1934.

Prior to the merger, the Delaware corporation had no assets or liabilities other than nominal assets or liabilities.  In connection with the merger, the Delaware corporation succeeded by operation of law to all of the assets and liabilities of the Nevada corporation.  Accordingly, all of the shares of common stock previously registered under the 2004 Stock Option Plan, the 2004 Stock Option Plan II, and the 2005 Stock Incentive Plan (the “Plans”) are now shares of common stock of Advanced Cell Technology, a Delaware corporation.

Except as modified by this Amendment, Advanced Cell Technology, a Delaware corporation, by virtue or this Amendment, expressly adopts the above-referenced Registration Statement on Form S-8 applicable to the shares issuable under the Plans as its own for all purposes under the 1933 Act and the Securities Exchange Act of 1934.  No fee is required hereunder because the company is carrying forward the fees paid for the shares previously registered pursuant to the Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents which have heretofore been filed by Advanced Cell Technology, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”) are incorporated by reference herein and shall be deemed to be a part hereof:

1.                                       The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on January 31, 2005 as amended on Form 10-KSB/A filed with the Commission on September 7, 2005;

2.                                       The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005, filed with the Commission on May 23, 2005 as amended on Form 10-QSB/A filed with the Commission on September 7, 2005, the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2005, filed with the Commission on August 15, 2005, and the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005 filed with the Commission on November 14, 2005; and

3.                                       The Company’s Current Report on Form 8-K filed with the Commission on November 21, 2005, the Company's Report on Form 8-K filed on September 22, 2005, the Company’s Report on Form 8-K filed on September 19, 2005, the Company’s Report on Form 8-K filed on August 5, 2005, the Company’s Report on Form 8-K filed on July 7, 2005, the Company’s Report on Form 8-K filed on June 22, 2005, the Company’s Report on Form 8-K filed on May 10, 2005, the Company’s Report on Form 8-K/A filed on April 18, 2005, the Company’s Report on Form 8-K filed on February 18, 2005, the Company’s Report on Form 8-K/A filed on February 18, 2005, and the Company’s Report on Form 8-K filed on January 4, 2005.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-KSB covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such annual report on Form 10-KSB.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation (the “Certificate”) includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant maintains a directors and officers liability insurance policy.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

The Company hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)                                  That, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Worcester, State of Massachusetts on the 21st day of November, 2005.

Advanced Cell Technology, Inc.

By	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this Amendment No. 1 to Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ William M. Caldwell, IV	Chief Executive Officer and Director (principal executive officer)	November 21, 2005
(William M. Caldwell, IV)

*	Chief Financial Officer	November 21, 2005
(James G. Stewart)	(principal financial and accounting officer)

*	Director	November 21, 2005
(Michael D. West)

*	Director	November 21, 2005
(Alan C. Shapiro)

*By	/s/ William M. Caldwell, IV
Name: William M. Caldwell, IV
Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description	Incorporation Reference

3.1	Articles of Incorporation of Advanced Cell Technology, Inc.	A

3.2	By-Laws of Advanced Cell Technology, Inc.	A

4.1	Specimen common stock certificate of Advanced Cell Technology, Inc.	B

4.2	Advanced Cell Technology, Inc. 2004 Stock Option Plan	C

4.3	Advanced Cell Technology, Inc. 2004 Stock Option Plan II	C

4.4	A.C.T. Holdings, Inc. 2005 Stock Incentive Plan	D

5.1	Opinion of Pierce Atwood LLP	*

23.1	Consent of Pierce Atwood LLP (contained in Exhibit No. 5.1).

23.2	Consent of Independent Registered Public Accountants, Stonefield Josephson, Inc.	*

24.1	Power of attorney (set forth on signature page hereof).

A	Previously filed as part of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on October 24, 2005.

B	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 21, 2005.

C	Previously filed as part of the Company’s Report on Form 10-QSB filed with the Commission on May 23, 2005.

D	Previously filed as part of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 8, 2005.

*	Filed herewith.